EXHIBIT 99.1

News Release

CONTACTS:
Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT ANNOUNCES DEPARTURE OF CHAIRMAN AND CEO BRUCE NELSON;
NAMES NEIL R. AUSTRIAN AS INTERIM CHAIRMAN AND CHIEF EXECUTIVE OFFICER

•	Austrian, Former NFL President And Dillon Read Executive, Has Served As ODP Director And Chair of Finance Committee; Served On Viking Office Products Board Beginning In 1988

•	Heidrick & Struggles Engaged by the Board to Conduct Search for Permanent Replacement

•	Company Committed to Continue Growth Initiatives and Improving Financial Performance

Delray Beach, Fla., October 4, 2004 – Office Depot, Inc. (NYSE: ODP) announced today that Bruce Nelson, Chairman and Chief Executive Officer, has resigned from the Company by mutual agreement with the Board of Directors. Neil R. Austrian, 64, a veteran member of the Office Depot Board of Directors and Chairman of the Finance Committee, will serve as Interim Chairman and Chief Executive, while the Board conducts a search for a permanent replacement. Heidrick & Struggles has been retained to assist in the search.

Austrian, who will relocate from Connecticut to Florida, has been a member of the Board of Office Depot, Inc. since the 1998 merger between Office Depot and Viking Office Products, where he had been a board member since 1988. Austrian has an extensive list of business accomplishments. From 1991 to December 1999, he served as President and Chief Operating Officer of the National Football League. At the NFL, he had executive responsibility for all operating departments and business entities of the League, including NFL Properties, NFL Films, NFL Enterprises and International.

Prior to his role at the NFL, from 1987 to 1990, he was a managing director of Dillon, Read & Co., an investment-banking firm, where he was co-head of the leveraged buyout group. Before Dillon Read, Mr. Austrian was Chairman and CEO of Showtime/The Movie Channel, a joint venture between Warner Communications and Viacom, and prior to that he also served as Chief Executive of Doyle, Dane, Bernbach, the advertising firm. Austrian serves currently on the boards of Hughes Electronics (DirecTV) and the Community Anti-Drug Coalition of America. He is on the advisory Board of Mid-Ocean Partners, a private equity firm. He will continue as a member of the Office Depot Board, but will relinquish his committee memberships during his tenure as Interim Chairman and CEO of the Company.

James Heskett, Lead Director of Office Depot, stated, “We appreciate Bruce Nelson’s many contributions to our Company over the past four years and wish him well in his future endeavors. We are both fortunate and gratified to have a person of Neil Austrian’s caliber on our Board, who can immediately step into the roles of Chairman and CEO of the Company while we search for a permanent replacement for this position. Neil has been an important contributor to our Board, and he will bring a high level of energy to a role that, while ‘interim’ in duration, will be anything but that in the terms of the level of Neil’s engagement.”

Said Austrian, “I am excited by the potential in Office Depot and intend to do all I can to maximize that potential. In particular, I am committed to continuing the strategic direction that we have established to grow the business and improve financial performance. I will be working closely with the search firm to find a world-class executive to provide ongoing leadership for our Company. Our entire Board is committed to finding the right leader to build upon a solid foundation and ignite significant growth for the benefit of our shareholders.”

Said Bruce Nelson, “I am proud of what I have accomplished over the past four years at Office Depot and believe that we have established a stronger platform from which the Company can pursue growth and continue to do more to meet the needs of customers. I firmly believe that the Company’s best years are ahead.”

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:15 a.m. (Eastern Time) on Monday, October 4, 2004. The conference call will be available to all investors via webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, Fla., the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number three online retailer – on track to generate more than $3.0B in sales for FY’04. In North America, Office Depot has 901 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation any and all projections and discussions of anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at http://www.sec.gov and at http://www.freeEDGAR.com, as well as on a number of other commercial web sites.